                                                                      Exhibit 4A

                             Policy Number SPECIMEN

                Insureds JOHN DOE
                         JANE DOE

Initial Specified Amount $500,000                   Policy Date  AUGUST 22, 2005

                   The Lincoln National Life Insurance Company
A Stock Company        Home Office Location: Fort Wayne, Indiana

              Administrator Mailing Address: The Lincoln National Life Insurance
                                              Company
                                             350 Church Street
                                             Hartford, CT 06103-1106

The Lincoln National Life Insurance Company ("Lincoln Life") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of Due Proof of Death of the second Insured to die during the continuance of the policy. Such payment shall be made as provided under GENERAL PROVISIONS, Payment of Proceeds. Lincoln Life further agrees to pay the Surrender Value to the Owner upon surrender of the policy.

Right to Examine the Policy. The policy may be returned to the insurance agent through whom it was purchased or to Lincoln Life within 10 days after receipt of the policy (20 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the policy is so returned, it will be deemed void from the Policy Date and Lincoln Life will refund all premium paid. If the policy is not returned, the premium payment will be processed as set forth in PREMIUM AND REINSTATEMENT PROVISIONS, Allocation of Net Premium Payments.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

The Death Benefit Proceeds on the Policy Date equal the Initial Specified Amount of the policy. Thereafter, the Death Benefit Proceeds may vary under the conditions described under INSURANCE COVERAGE PROVISIONS.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, the policy is executed by Lincoln Life as of the Policy Date.


                                    Registrar

  Flexible Premium Variable Life Insurance Policy On the Lives of Two Insureds
             Non-Participating Variable life insurance payable upon
                       death of the second Insured to die.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
        Flexible premiums payable to when the younger Insured reaches or would have reached Age 100 or the death of the second Insured to die, whichever is earlier.
                Investment results reflected in policy benefits.
                 Premium Payments and Supplementary Coverages as
                       shown in the Policy Specifications.

LN657

                                Table of Contents

                                                                           Page*

Policy Specifications ........................................................3

Schedule 1: Surrender Charges.................................................5

Schedule 2: Expense Charges and Fees..........................................6

Schedule 3: Table of Guaranteed Maximum Cost of Insurance Rates...............7

Schedule 4: Corridor Percentages Table........................................8

Definitions...................................................................9

Premium and Reinstatement Provisions..........................................11

Ownership, Assignment and Beneficiary Provisions..............................13

Variable Account Provisions...................................................14

Policy Values Provisions......................................................15

Transfer Privilege Provision..................................................17

Optional Sub-Account Allocation Programs......................................18

Nonforfeiture and Surrender Value Provisions..................................18

Loan Provisions...............................................................19

Insurance Coverage Provisions.................................................20

General Provisions............................................................23


Followed by Optional Methods of Settlement and any Riders


*Page 4 is intentionally "blank."

LN657                                                                          2

                              Policy Specifications

                             Policy Number SPECIMEN

                 Insured  JOHN DOE
               Issue Age  35                     Premium Class  STANDARD

                 Insured  JANE DOE
               Issue Age  32                     Premium Class  STANDARD

Initial Specified Amount  $500,000                 Policy Date  AUGUST 22,2005
Minimum Specified Amount  $250,000     Monthly Anniversary Day  22
                                                 Date of Issue  DECEMBER 1, 2005


LN657 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

Specified Amount:      See Initial Specified Amount

Death Benefit Option:  Death Benefit Option is 1. (Level)

Premium Payments:      Initial premium paid with application $3,000.00
                       Planned Premium $3,000.00
                       Additional premium payments may vary by frequency or amount.


Payment Mode:          ANNUALLY


Limits on Allocation of Net Premium Payments: All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payments will be allocated net of the Premium Load specified in SCHEDULE 2.

Limits on Transfers from the Fixed Account: Transfers from the Fixed Account shall not be made prior to the first anniversary of the Policy Date, except as provided under the Dollar Cost Averaging program. The amount of all transfers in any Policy Year shall not exceed the greater of (a) 25% of the Fixed Account Value as of the immediately preceding anniversary of the Policy Date or (b) the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year. (See TRANSFER PRIVILEGE and OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS.)


LN657                                                                          3

                              Policy Specifications

                             Policy Number SPECIMEN

                 Insured  JOHN DOE
               Issue Age  35                     Premium Class  STANDARD

                 Insured  JANE DOE
               Issue Age  32                     Premium Class  STANDARD

Initial Specified Amount  $500,000                 Policy Date  AUGUST 22, 2005
Minimum Specified Amount  $250,000     Monthly Anniversary Day  22
                                                 Date of Issue  DECEMBER 1, 2005


No-Lapse Enhancement Rider
Effective Date:           Policy Date
Date of Expiry:           {RIDER_EXPIRY_DATE}
Guaranteed Minimum
Death Benefit:            {GMDB_AMT}
No-Lapse Premium:         {BENPRM}

Supplemental Term Insurance Rider
Term Specified Amount:    {TIR_BENEFIT_AMT}
Effective Date:           {TIR_EFF_DATE}
Insurance Cost:           Refer to Rider

Accounting Value Rider
Effective Date:           Policy Date

Estate Tax Repeal Rider
Effective Date:           Policy Date
Charge:                   {ETR_COST}


LN657                                                                3A - 1 of 1

                              Policy Specifications

                             Policy Number SPECIMEN

                 Insured  JOHN DOE
               Issue Age  35                     Premium Class  STANDARD

                 Insured  JANE DOE
               Issue Age  32                     Premium Class  STANDARD

Initial Specified Amount  $500,000                 Policy Date  AUGUST 22, 2005
Minimum Specified Amount  $250,000     Monthly Anniversary Day  22
                                                 Date of Issue  DECEMBER 1, 2005


Owner
The Insured

Beneficiary
Jane Doe, Wife, if surviving the Insured


LN657                                                                3B - 1 of 1

                          This Page Intentionally Blank

                          Schedule 1: Surrender Charges

Upon either a full surrender of the policy or a decrease in Specified Amount made at the request of the Owner, a charge will be assessed based on the table of surrender charges shown below, subject to the following conditions.

For decreases in Specified Amount, excluding full surrender of the policy, no such charge will be applied under the following circumstances:

1. where the decrease occurs after the tenth Policy Anniversary following the issuance of the Initial Specified Amount, or
2.   where the decrease is directly caused by a Death Benefit Option change, or
3. where the decrease is caused by a partial surrender (i.e. withdrawal) of Net Accumulation Value , or
4. where the decrease plus the sum of all prior decreases does not exceed 25% of the Initial Specified Amount.

For all other decreases in Specified Amount, the charge will be calculated as
(1) minus (2), then divided by (3) and then multiplied by (4), where:

1.   is the amount of this decrease plus any prior decreases,
2. is the greater of an amount equal to 25% of the Initial Specified Amount or the sum of all prior decreases,
3.   is the Initial Specified Amount, and
4. is the then applicable surrender charge from the table of surrender charges.

Requests for decreases in Specified Amount may be limited by Lincoln Life to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

Upon full surrender of the policy, the charge will be calculated as the entire amount shown in the table of surrender charges multiplied by one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any. In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

Separate surrender charge tables apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount".

Any charges for decreases in Specified Amount will be assessed by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner.

               Surrender Charge as of                         Surrender Charge as of
Policy Year   Beginning of Policy Year      Policy Year      Beginning of Policy Year
-----------   ------------------------   -----------------   ------------------------
     1                 $ TBD                       9                  $  TBD
     2                 $ TBD                      10                  $  TBD
     3                 $ TBD                      11                  $  TBD
     4                 $ TBD                      12                  $  TBD
     5                 $ TBD                      13                  $  TBD
     6                 $ TBD                      14                  $  TBD
     7                 $ TBD                      15                  $  TBD
     8                 $ TBD             16 and thereafter            $ 0.00

The procedures for full and partial surrenders and the imposition of surrender charges for full surrenders are described in greater detail in NONFORFEITURE AND SURRENDER VALUE PROVISIONS. LN657 5

                      Schedule 2: Expense Charges and Fees

Premium Load. Lincoln Life will deduct a Premium Load of 7% from each premium payment.

Monthly Administrative Fee. A Monthly Deduction is made on each Monthly Anniversary Day from the Net Accumulation Value. (See POLICY VALUES PROVISIONS, Monthly Deduction.) It includes a monthly administrative fee charge, Cost of Insurance charges and any charges for supplemental riders or optional benefits.

The monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year; (b) a monthly charge of {0.XXXXX} per $1,000 of Initial Specified Amount for the first [120] months from the Policy Date, and (c) a monthly charge per $1,000 for any increase in Specified Amount for the [120] months following the date of increase. The charge(s) described in (c) will be determined at the time of increase in Specified Amount and will be based on the Age of each Insured at the Policy Date and at the date of any increase in Specified Amount.

Charges and Fees Associated with the Variable Sub-Accounts. Lincoln Life imposes a mortality and expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. This charge is guaranteed not to exceed an annual rate of [0.50]% during Policy Years 1 through 10, and [.20]% thereafter. .

Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

Charges and Fees Associated with the Fixed Account. Lincoln Life imposes a daily fixed account asset charge, which is calculated as a percentage of the value of the Fixed Account. This charge is guaranteed not to exceed an annual rate of ..50% of the Fixed Account's value.

Transfer Fee. A transaction fee of $25 may be applied by Lincoln Life to each transfer request in excess of 24 made during any Policy Year. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.


LN657                                                                          6

         Schedule 3: Table of Guaranteed Maximum Cost of Insurance Rates (Monthly Rates Per $1,000 of Net Amount at Risk)

SPECIAL NOTE:  The monthly Cost of Insurance Rate charged under the policy varies based on the sex, Age, Policy Year and premium class of each Insured, but will not exceed the rates shown in the table below. It is determined under an actuarial formula, on file with the insurance supervisory official of the jurisdiction in which the policy is delivered, that reflects one-alive and both-alive probabilities. The rates set forth in the table below reflect the amount of the Flat Extra or the Risk Factor (substandard risk classification rates), if any, shown in the POLICY SPECIFICATIONS, and are based on the 1980 CSO Tables.

               Monthly                   Monthly                   Monthly
Policy Year      Rate     Policy Year     Rate      Policy Year      Rate
-----------   ---------   -----------   ---------   -----------   ---------
     1          0.00007         2         0.00056        3          0.00120
     4          0.00195         5         0.00288        6          0.00399
     7          0.00537         8         0.00705        9          0.00910
    10          0.01156        11         0.01452       12          0.01792
    13          0.02192        14         0.02655       15          0.03192

    16          0.03811        17         0.04551       18          0.05421
    19          0.06452        20         0.07667       21          0.09088
    22          0.10769        23         0.12680       24          0.14864
    25          0.17332        26         0.20111       27          0.23235
    28          0.26827        29         0.31007       30          0.35952

    31          0.41831        32         0.48846       33          0.57042
    34          0.66418        35         0.77050       36          0.89038
    37          1.02439        38         1.17815       39          1.35782
    40          1.56918        41         1.81899       42          2.11253
    43          2.45168        44         2.83497       45          3.26391

    46          3.73989        47         4.26610       48          4.85403
    49          5.51853        50         6.26847       51          7.11299
    52          8.05757        53         9.09080       54         10.20252
    55         11.38467        56        12.63350       57         13.94988
    58         15.34358        59        16.83455       60         18.47264

    61         20.33946        62        22.57344       63         25.43017
    64         29.28214        65        34.41851       66         41.21204
    67         57.81394        68        90.90909


LN657                                                                          7

                     Schedule 4: Corridor Percentages Table

As of the Policy Date of this policy the formula in effect to determine the amount under item (ii) of INSURANCE COVERAGE PROVISIONS, Death Benefit Proceeds is based on a percent of the Accumulation Value as determined from the following table:

(i) If the death of the second of the Insureds to die occurs on or before the younger Insured's age 40, 250% of the Accumulation Value on the date of such death.
(ii) If the death of the second of the Insureds to die occurs after the younger Insured's age 40, a percent of the Accumulation Value on the date of such death as determined from the following table:

       Age of the Younger    Corridor    Age of the Younger    Corridor
            Insured         Percentage        Insured         Percentage
       ------------------   ----------   ------------------   ----------
             0-40               250%             70               115%
              41                243              71               113
              42                236              72               111
              43                229              73               109
              44                222              74               107
       ------------------   ----------   ------------------   ----------
              45                215              75               105
              46                209              76               105
              47                203              77               105
              48                197              78               105
              49                191              79               105
       ------------------   ----------   ------------------   ----------
              50                185              80               105
              51                178              81               105
              52                171              82               105
              53                164              83               105
              54                157              84               105
       ------------------   ----------   ------------------   ----------
              55                150              85               105
              56                146              86               105
              57                142              87               105
              58                138              88               105
              59                134              89               105
       ------------------   ----------   ------------------   ----------
              60                130              90               105
              61                128              91               104
              62                126              92               103
              63                124              93               102
              64                122              94               101
       ------------------   ----------   ------------------   ----------
              65                120              95               100
              66                119              96               100
              67                118              97               100
              68                117              98               100
              69                116              99               100
       ------------------   ----------   ------------------   ----------


LN657                                                                          8

                                   Definitions

Accumulation Value. The sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value under the policy.

Administrator Mailing Address. The Administrator Mailing Address for the policy is indicated on the front cover.

Age. The age of the Insured at her or his nearest birthday.

Cost of Insurance. See POLICY VALUES PROVISIONS, Cost of Insurance.

Cost of Insurance Rates. This term is defined in SCHEDULE 3.

Date of Issue. The date from which Suicide and Incontestability periods are measured. The Date of Issue is shown in the POLICY SPECIFICATIONS.

Death Benefit Proceeds. The amount payable upon the Second Death (defined below) is based upon the Death Benefit Option selected under the policy. Each option is described under INSURANCE COVERAGE PROVISIONS, Death Benefit Options and is payable as described under GENERAL PROVISIONS, Payment of Proceeds.

Due Proof of Death. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Lincoln Life.

Fixed Account. The account under which principal is guaranteed and interest is credited at a rate of not less than 4.5% per year. (See POLICY VALUES PROVISION, Interest Credited under Fixed Account.) The net guaranteed interest rate is 4.0% per year reflecting the fixed account asset charge which is guaranteed not to exceed 0.50% per year. Lincoln Life may charge less than the 0.50% fixed account asset charge and may credit interest at a rate higher than 4.5%. Fixed Account assets are general assets of Lincoln Life and are held in Lincoln Life's general account.

Fixed Account Asset Charge Rate. A daily rate assessed by Lincoln Life as a percentage of the value of the Fixed Account. The Fixed Account Asset Charge Rate is specified in SCHEDULE 2.

Fund(s). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested.

Fund Group. Each of the open-end management investment companies registered under the 1940 Act, one or more of the portfolios (funds) of which fund the Variable Sub-Accounts.

Grace Period. See PREMIUM AND REINSTATEMENT PROVISIONS, Grace Period.

In Writing. With respect to any notice to Lincoln Life, this term means a written form satisfactory to Lincoln Life and received by it at the Administrator Mailing Address. With respect to any notice by Lincoln Life to the Owner, any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address in Lincoln Life's records.

Indebtedness. See LOAN PROVISIONS, Indebtedness.

Loan Account. The account in which amounts equal to amounts loaned under the policy accrue once transferred out of the Fixed and/or Variable Sub-Accounts. The Loan Account is part of Lincoln Life's general account.


LN657                                                                          9

Monthly Anniversary Day. The day of the month, as shown in the POLICY SPECIFICATIONS, when Lincoln Life makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.

Monthly Deduction. The Monthly Deduction is made from the Net Accumulation Value; this deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable. (See POLICY VALUES PROVISIONS, Monthly Deduction). The first Monthly Deduction is made as of the Policy Date. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

Mortality and Expense Risk (M&E) Rate. A daily rate assessed by Lincoln Life as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 2.

Net Accumulation Value. The Accumulation Value less the Loan Account value.

Net Premium Payment. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 2, available for allocation to the Fixed and/or Variable Sub-Accounts.

1940 Act. The Investment Company Act of 1940, as amended.

NYSE. New York Stock Exchange.

Policy Anniversary. The day of the year the policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

Policy Date. The date from which Age, Date of Coverage, Limits on Transfers from the Fixed Account, Monthy Anniversary Days, Monthly Deductions, Policy Years, and Policy Anniversaries are determined. The Policy Date is shown in the POLICY SPECIFICATIONS.

Policy Year. Each twelve-month period, beginning on the Policy Date, during which the policy is in effect.

Right-to-Examine Period. See Right to Examine the Policy, on the cover of the policy.

SEC. The Securities and Exchange Commission.

Second Death. The death of the second of the two Insureds to die.

Specified Amount. The Specified Amount is shown in the POLICY SPECIFICATIONS or in subsequent POLICY SPECIFICATIONS, if later changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS, Changes in Specified Amount and Death Benefit Options.

Sub-Account. The investment options available under this policy, including Variable Sub-Accounts and the Fixed Account.

Surrender Value. See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, Surrender Value.

Valuation Day. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law. LN657 10


LN657                                                                         10

Valuation Period. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

Variable Account. The Lincoln Life Flexible Premium Variable Life Account [R], consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of Lincoln Life, the investment performance of which is kept separate from that of the general assets of Lincoln Life. Variable Account assets are not chargeable with the general liabilities of Lincoln Life.

Variable Accumulation Unit. A unit of measure used to calculate the value of a Variable Sub-Account.


                      Premium and Reinstatement Provisions

Premiums. The initial premium must be paid for coverage to be effective (See INSURANCE PROVISIONS, Date of Coverage). Additional premium may be paid, with the consent of Lincoln Life and subject to the requirements under Additional Premiums, at any time before the younger Insured reaches or would have reached Age 100. There is no minimum premium requirement. However, the policy will lapse subject to the terms set forth in Grace Period if the Net Accumulation Value is insufficient to pay a Monthly Deduction.

Payment of Premium. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of Lincoln Life. All subsequent premium payments are payable at the Administrator Mailing Address.

Planned Premium. If the Owner chooses to make periodic premium payments, Lincoln Life shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of Lincoln Life.

Additional Premium. In addition to any planned premium, it is possible to make additional premium payments of no less than $100 at any time before the younger Insured reaches or would have reached Age 100. Lincoln Life reserves the right to limit the amount or frequency of any such additional premium payments. If a payment of any additional premium would increase the difference between the Accumulation Value and the Specified Amount, Lincoln Life may reject the additional premium payment unless evidence of insurability is furnished to Lincoln Life and it agrees to accept the risk for both Insureds or any surviving Insured. If a payment of additional premium would cause the policy to cease to qualify as insurance for federal income tax purposes, Lincoln Life may reject all or such excess portion of the additional premium. Any additional premium payment received by Lincoln Life shall be applied as premium and not to repay any outstanding loans, unless Lincoln Life is specifically instructed otherwise In Writing by the Owner.

Allocation of Net Premium Payments. Net Premium Payments may be allocated to the Fixed and/or Variable Sub-Accounts under the policy subject to POLICY SPECIFICATIONS, Limits on Allocation of Net Premium Payments. The Net Premium Payment associated with the initial premium payment and any Net Premium Payments received during the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless Lincoln Life is otherwise instructed In Writing.


LN657                                                                         11

Grace Period. If on any Monthly Anniversary Day the Net Accumulation Value is insufficient to cover the current Monthly Deduction, or if the amount of Indebtedness exceeds the Accumulation Value less the surrender charge(s), Lincoln Life shall send a notice In Writing to the Owner and any assignee of record. Such notice shall state the amount which must be paid to avoid termination (i.e. lapse). The Net Premium Payment due will be at least equal to
(a) the amount by which the Monthly Deduction Amount exceeds the Net Accumulation Value, or (b) the amount by which the Indebtedness exceeds the Accumulation Value less the surrender charge(s), and (c) enough additional premium to cover at least two additional months' Monthly Deductions.

If the amounts set forth in the notice are not paid to Lincoln Life on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the policy shall terminate. All coverage under the policy will then lapse without value.

Reinstatement. After the policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, the policy may be reinstated within 5 years if both Insureds are living provided: (a) the policy has not been fully surrendered; (b) there is an application for reinstatement In Writing, (c) satisfactory evidence of insurability is furnished to Lincoln Life and it agrees to accept the risk as to both Insureds; (d) enough premium is paid to keep the policy in force for at least 2 months; and (e) any Indebtedness against the policy increased by any loan interest is paid or reinstated. The reinstated policy shall be effective as of the Monthly Anniversary Day after the date on which Lincoln Life approves the application for reinstatement. The charges shown in SCHEDULE 1 under this policy will be reinstated as of the Policy Year in which the policy lapsed.


                Ownership, Assignment and Beneficiary Provisions

Owner. The Owner on the Policy Date will be the person designated in the POLICY SPECIFICATIONS. If no person is designated as Owner, the Insureds will be the Owner.

Rights of Owner. So long as one of the Insureds is alive except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or surrender the policy to Lincoln Life, (b) agree with Lincoln Life to any change in or amendment to the policy, (c) transfer all rights and privileges to another person, (d) change the Beneficiary, and (e) assign the policy.

The Owner may exercise any rights and privileges under the policy without the consent, subject to any applicable state law, of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary. If there is an assignment of the policy recorded with Lincoln Life, the Owner may exercise the rights and privileges under the policy only with the consent of the recorded assignee.

Unless provided otherwise, if the Owner is a person other than an Insured and dies before the Second Death, all of the rights and privileges of the Owner under the policy shall vest in the Owner's executors, administrators or assigns.

Transfer of Ownership. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is recorded by Lincoln Life, and any payment made or any action taken or allowed by Lincoln Life before such time in reliance on the recorded ownership of the policy shall be without prejudice to Lincoln Life.


LN657                                                                         12

Unless otherwise directed by the Owner, with the consent of any assignee recorded with Lincoln Life, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

Assignment. Assignment of the policy shall be In Writing and shall be effective when Lincoln Life receives it. Lincoln Life shall not be responsible for the validity or sufficiency of any assignment. An assignment of the policy shall remain effective only so long as the assignment remains in force. If an assignment so provides, it shall transfer the interest of any designated transferee or of any Beneficiary if the Owner has reserved the right to change the Beneficiary.

Beneficiary. The Beneficiary on the Policy Date shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Second Death shall vest in the Owner or the Owner's executors, administrators or assigns.

Change of Beneficiary. The Beneficiary may be changed from time to time. Unless provided otherwise, the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and, if the right to change the Beneficiary has not been reserved to the Owner, signed by the existing Beneficiary. A change of Beneficiary shall be effective, retroactive to the date of request, only when the change has been recorded by Lincoln Life. Any payment made or any action taken by Lincoln Life before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to Lincoln Life.


                           Variable Account Provisions

Variable Account and Variable Sub-Accounts. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the DEFINITIONS provision of the policy. The separate account was established by a resolution of Lincoln Life's Board of Directors as a "separate account" under the insurance law of the State of Indiana, Lincoln Life's state of domicile and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by Lincoln Life and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of Lincoln Life. The Variable Account assets are owned and controlled exclusively by Lincoln Life, and Lincoln Life is not a trustee with respect to such assets.

The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, Lincoln Life shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, Lincoln Life may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account.

In the event of such a change, Lincoln Life shall endorse the policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the Indiana Insurance Commissioner and approved or filed, as required, in any other state or other jurisdiction where the policy was issued.


LN657                                                                         13

Investments of the Variable Sub-Accounts. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund Group shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Policy Date are listed in the application for the policy. Lincoln Life, after due consideration of appropriate factors, may add additional Funds and Fund Groups at any time or may eliminate or substitute Funds or Fund Groups in accordance with Fund Withdrawal and Substituted Securities. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Lincoln Life from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

Investment Risk. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund Group's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

Fund Withdrawal and Substituted Securities. If a particular Fund ceases to be available for investment, or Lincoln Life determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), Lincoln Life may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. Lincoln Life shall obtain any necessary regulatory or other approvals. Lincoln Life may make appropriate endorsements to the policy to the extent reasonably required to reflect any withdrawal or substitution.


                            Policy Values Provisions

Accumulation Value. The Accumulation Value equals the sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders (i.e. withdrawals), (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Account, (f) Monthly Deductions, and (g) all other expenses and fees as specified under SCHEDULE 2.

Fixed Account Value. The Fixed Account value, if any, with respect to the policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

Interest Credited Under Fixed Account. Lincoln Life will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of 0.012060% (equivalent to a compounded annual rate of 4.5%), or (b) a rate determined by Lincoln Life from time to time. Such rate will be established on a prospective basis.

Loan Account Value. An amount equal to any outstanding loan balance, including any interest charged on the loan(s), which has been transferred out of the Fixed and/or Variable Sub-Accounts as described in LOAN PROVISIONS.


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Interest Rate Credited on Loan Account Value. The annual rate at which interest is credited on the Loan Account value will be 4.5%.

Such loan interest amount will be transferred into the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value, unless the Owner and Lincoln Life agree otherwise.

Variable Account Value. The Variable Account value, if any, with respect to the policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the policy. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to such Variable Sub-Account with respect to the policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.

Variable Accumulation Unit Value. Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Variable Sub-Account are converted into Variable Accumulation Units. The Variable Accumulation Unit value for a Variable Sub-Account for any Valuation Period after the inception of the Variable Sub-Account is determined as follows:

1. The total value of Fund shares held in the Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period and adding any dividend or other distribution of the Fund earned during the Valuation Period; minus

2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln Life that Lincoln Life determines result from the operations of the Variable Account; and

3. The result of (1) minus (2) is divided by the number of Variable Accumulation Units for that Variable Sub-Account outstanding at the beginning of the Valuation Period.

The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

Cost of Insurance. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:

(1)  is the Cost of Insurance Rate as described in Cost of Insurance Rates,

(2) is the Death Benefit at the beginning of the policy month, divided by 1.0032737, and

(3) is the Accumulation Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance.

Cost of Insurance Rates. The Cost of Insurance Rates are determined from time to time by Lincoln Life based on its expectations of future mortality, investment earnings, persistency, and expenses (including taxes). The actuarial formula used to make such determination has been filed with the insurance supervisory official of the jurisdiction in which the policy is delivered. Any change in Cost of Insurance Rates will apply to all individuals of the same class as the Insured. The Cost of Insurance Rates shall not exceed the amounts described in
SCHEDULE 3.

Monthly Deduction. Each month, on the Monthly Anniversary Day, Lincoln Life will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which LN657 15


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the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner. The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE (1)  is the Cost of Insurance (as described in Cost of Insurance) and the cost of any supplemental riders or optional benefits, and CHARGE (2) is the Monthly Administrative Fee as described under SCHEDULE 2.

Basis of Computations. The Cost of Insurance Rates are guaranteed to be no greater than that calculated based on the applicable 1980 Commissioners Standard Ordinary Mortality Table (Age nearest birthday).

All policy values are at least equal to that required by the jurisdiction in which the policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.


                          Transfer Privilege Provision

Transfer Privilege. At any time while the policy is in force, other than during the Right-to-Examine Period, the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the policy. All such transfers are subject to the following provisions. Transfers may be made In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing. Transfer requests must be received at the Administrator Mailing Address prior to the time of day set forth in the prospectus and provided the NYSE is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. Lincoln Life shall not be responsible for (a) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or
(b) the authenticity of such instructions. A single transfer request, either In Writing or electronically, may consist of multiple transactions.

Transfers from the Fixed Account are subject to the POLICY SPECIFICATIONS, Limits on Transfers from the Fixed Account. Transfers to the Fixed Account will earn interest as specified under POLICY VALUES PROVISIONS, Interest Credited Under Fixed Account. Transfers involving Variable Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Variable Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Variable Sub-Account for the Valuation Period during which the transfer is effective.

Unless otherwise changed by Lincoln Life to be less restrictive, transfers shall be subject to the following conditions: (a) Up to 24 transfer requests may be made during any Policy Year without charge, however, for each transfer request in excess of 24, a transfer fee as set forth in SCHEDULE 2 may be deducted on a pro-rata basis from the Fixed and/or Variable Sub-Accounts from which the transfer is being made; (b) The amount being transferred may not be less than $50 unless the entire value of the Fixed or Variable Sub-Account is being transferred; (c) The amount being transferred may not exceed Lincoln Life's maximum amount limit then in effect; (d) Transfers involving Variable Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds; and (e) Any value remaining in the Fixed or a Variable Sub-Account following a transfer may not be less than $100. Lincoln Life reserves the right to change the terms and conditions of the TRANSFER PRIVILEGE PROVISION in response to changes in legal or regulatory requirements. Further, Lincoln Life reserves, in its sole discretion, the right to limit or modify transfers that may have an adverse effect on other policy Owners. Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if Lincoln Life determines that the Owner's use of the transfer right may disadvantage other policy Owners.


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                    Optional Sub-Account Allocation Programs

Program Participation. The Owner may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, currently without charge. Transfers made in conjunction with either of these programs do not count against the free transfers available.

Dollar Cost Averaging. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account or the Fixed Account during the first Policy Year. Transfer allocations may be made to one or more of the other Sub-Accounts on a monthly or quarterly basis.

Dollar Cost Averaging terminates automatically: (a) if the value in the Money Market Sub-Account or Fixed Account is insufficient to complete the next transfer; (b) one week after receipt at the Administrator Mailing Address of a request for termination In Writing, or electronically, if adequately authenticated; or (c) on the first Policy Anniversary.

Automatic Rebalancing. Automatic Rebalancing restores the percentage of policy value allocated to the Fixed Account and each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 30% Bond, 50% Growth). The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is in effect, all Net Premium Payments allocated to the Fixed Account and Variable Sub-Accounts will be subject to Automatic Rebalancing. Rebalancing will occur on a quarterly basis. If Dollar Cost Averaging is also elected, the first rebalancing will occur after the Dollar Cost Averaging process expires.


                  Nonforfeiture and Surrender Value Provisions

Surrender. Surrender of the policy is effective on the business day of receipt by Lincoln Life of the policy and a request for surrender In Writing, provided that at the time of such receipt the policy is in force.

Surrender Value. The amount payable on surrender of the policy (the "Surrender Value") shall be the Net Accumulation Value less any accrued loan interest not yet charged, and less any surrender charges as determined under the provision of
SCHEDULE 1.

The Surrender Value shall be paid by Lincoln Life in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT rider. Any deferment of payments by Lincoln Life will be subject to GENERAL PROVISIONS, Deferment of Payments.

Continuation of Coverage. Unless otherwise agreed to by the Owner and Lincoln Life, if at least one Insured is still living when the younger Insured becomes or would have become age 100 and the policy has not lapsed or been surrendered, the Variable Account value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the younger Insured becomes or would have become age 100 and (a) Lincoln Life will continue to credit interest to the Accumulation Value as defined in POLICY VALUES PROVISIONS, Interest Credited Under Fixed Account, (b) no further Monthly Deductions will be made, and (c) the policy will remain in force until it is surrendered or the Death Benefit Proceeds become payable.

Partial Surrender. A partial surrender (i.e. withdrawal) may be made from the policy on any Valuation Day in accordance with the following as long as the policy is in force. A partial surrender must be requested In Writing or, if previously authorized, electronically. A partial surrender may only be made if the amount of the partial surrender is (a) not less than $500; and (b) not more than 90% of the Surrender Value of the policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by Lincoln Life. The amount of the partial surrender shall be withdrawn from the Fixed and/or Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts.


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Any surrender results in a withdrawal of funds from all of the Fixed and/or Variable Sub-Accounts that have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

Effect of Partial Surrenders on Accumulation Value and Specified Amount. As of the end of the Valuation Day on which there is a partial surrender (i.e. withdrawal), the Accumulation Value shall be reduced by the amount of the partial surrender, and if DEATH BENEFIT OPTION 1 is in effect, the Specified Amount shall be reduced by the amount of the partial surrender.


                                 Loan Provisions

Policy Loans. If the policy has Surrender Value, Lincoln Life will grant a loan against the policy provided: (a) a proper loan agreement is executed and (b) a satisfactory assignment of the policy to Lincoln Life is made. The loan may be for any amount up to 100% of the then current Surrender Value; however, Lincoln Life reserves the right to limit the amount of such loan so that total Indebtedness will not exceed 90% of the then current Accumulation Value less the surrender charge(s) as set forth under SCHEDULE 1. The amount borrowed will be paid within seven days of Lincoln Life's receipt of such request, except as Lincoln Life may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, Deferment of Payments.

The minimum loan amount is $500. Lincoln Life reserves the right to modify this amount in the future. Lincoln Life will withdraw such loan from the Fixed and/or Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs Lincoln Life otherwise.

Loan Repayment. The outstanding loan balance (i.e. Indebtedness) may be repaid at any time during the lifetime of either Insured, however, the minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Account value will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed and/or Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and Lincoln Life agree otherwise In Writing.

Interest Rate Charged on Loan Account. Interest charged on the Loan Account will be at an annual rate equal to 5.5% on or before the 10th Policy Anniversary and 4.5% thereafter, payable in arrears.

Interest charged on the Loan Account is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and Lincoln Life. Such loan interest amount, if not paid when due, will be transferred out of the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value and into the Loan Account, unless both the Owner and Lincoln Life agree otherwise.

Indebtedness. The term "indebtedness" means money which is owed on this policy due to an outstanding loan balance and is equal to the Loan Account value plus interest accrued thereon, but not yet charged. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value. A policy loan reduces the then current Net Accumulation Value under the policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under the policy.


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If at any time the total Indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge(s), a notice will be sent at least 31 days before the end of the Grace Period to the Owner and to assignees, if any, that this policy will terminate unless the Indebtedness is repaid. The policy will thereupon terminate without value at the end of the Grace Period subject to the conditions in PREMIUM AND REINSTATEMENT PROVISIONS, Grace Period.


                          Insurance Coverage Provisions

Date of Coverage. The dates of coverage under this policy will be as follows:

1. For all coverages provided in the original application, the effective date of coverage will be the date the policy is delivered provided the initial premium has been paid (a) while both Insureds are alive and (b) prior to any change in health or any other factor affecting insurability of the Insureds as shown in the application.

2. For any increase, decrease or addition to coverage, the effective date will be the first Monthly Anniversary Day on or next following the day Lincoln Life approves the application for the increase, decrease or addition provided both Insureds are alive on such date.

3. For any insurance that has been reinstated, the effective date will be the first Monthly Anniversary Day on or next following the day Lincoln Life approves the application for reinstatement.

Termination of Coverage. All coverage under the policy terminates on the first to occur of the following:

1.   Surrender of the policy;

2.   Second Death; and

3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period.

No action by Lincoln Life after such a termination of the policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the policy or waiver of the termination. Any such deduction will be refunded.

Death Benefit Proceeds. If both Insureds die while the policy is in force, Lincoln Life shall pay Death Benefit Proceeds equal to the greater of (i) the amount determined under the Death Benefit Option in effect at the time of the Second Death, or (ii) an amount equal to the product of the Accumulation Value and the applicable corridor percentages set forth in SCHEDULE 4. Death Benefit Proceeds are less any Indebtedness.

Death Benefit Options. Following are the Death Benefit Options available under the policy:

     DEATH BENEFIT OPTION 1:

     Specified Amount. The death benefit will be the Specified Amount on the date of the Second Death, less any Indebtedness, and less any partial surrenders (i.e. withdrawals) after the date of the Second Death.


     DEATH BENEFIT OPTION 2:

     Sum of the Specified Amount and the Accumulation Value. The death benefit will be the sum of the Specified Amount plus the Net Accumulation Value less any loan interest accrued but not yet paid on the date of the Second Death less any partial surrenders (i.e. withdrawals) after the date of the Second Death. LN657 19


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Unless DEATH BENEFIT OPTION 2 is elected, the Owner will be deemed to have elected DEATH BENEFIT OPTION 1.

Changes in Specified Amount and Death Benefit Option. Unless provided otherwise, a change in Specified Amount or Death Benefit Option may be effected any time while this policy is in force, provided the request for change is In Writing and filed at the Administrator Mailing Address. All such changes are subject to the consent of Lincoln Life and the following conditions.

CHANGES IN SPECIFIED AMOUNT:

1. If a decrease in Specified Amount is requested, the decrease may be subject to a surrender charge, if any, as set forth in SCHEDULE 1. In such event, Lincoln Life will reduce the existing Specified Amount against the most recent increase first, then against the next most recent increases successively, and finally, against insurance provided under the original application; however, Lincoln Life reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the POLICY SPECIFICATIONS.

2.   If an increase in the Specified Amount is requested:

     (a) a supplemental application must be submitted and evidence of insurability satisfactory to Lincoln Life must be furnished; and

     (b)  any other requirements as determined by Lincoln Life must be met.

CHANGES IN DEATH BENEFIT OPTION:

Lincoln Life will not allow a change from DEATH BENEFIT OPTION 1 to DEATH BENEFIT OPTION 2. On a change from DEATH BENEFIT OPTION 2 to DEATH BENEFIT OPTION 1, the Specified Amount will be increased by the Accumulation Value as of the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

Lincoln Life will not allow a decrease in the amount of insurance below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.


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                               General Provisions

Entire Contract. The policy and the application for the policy constitute the entire contract between the parties. All statements made in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement may be used in defense of a claim under the policy unless it is contained in the application and a copy of the application is attached to the policy when issued.

Only the President, a Vice President, an Assistant Vice President, a Secretary, a Director or an Assistant Director of Lincoln Life may execute or modify the policy.

The policy is executed at the Administrator Mailing Address located on the front cover of the policy.

Non-Participation. The policy is not entitled to share in surplus distribution.

Notice of Claim. Due Proof of Death must be furnished to Lincoln Life within 30 days or as soon as reasonably possible after the death of each Insured. Such notice shall be given by or on behalf of the Owner to Lincoln Life at its Administrator Mailing Address located on the front cover of the policy.

Payment of Proceeds. Proceeds, as used in this policy, means the amount payable
(a) upon the surrender of this policy, or (b) upon the Second Death.

The amount payable upon receipt of due proof of the Second Death will be the Death Benefit Proceeds as of the date of death. (See INSURANCE COVERAGE PROVISIONS, Death Benefit Proceeds.) Death Benefit Proceeds are payable from the Administrator Mailing Address upon the Second Death subject to the receipt of Due Proof of Death for both Insureds and will include interest as required by any applicable state law. If the Second Death occurs during the Grace Period, Lincoln Life will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the Grace Period, reduced by any overdue Monthly Deductions.

If the policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.


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The proceeds are subject to the further adjustments described in the following provisions:

1.   Misstatement of Age or Sex;

2.   Incontestability; and

3.   Suicide.

When settlement is made, Lincoln Life may require return of the policy. Proceeds will be paid in a lump sum unless an Optional Method of Settlement is elected.

Deferment of Payments. Any amounts payable as a result of loans, surrender, or partial surrenders (i.e.withdrawals) will be paid within 7 days of Lincoln Life's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. Additionally, Lincoln Life reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by Lincoln Life; during any such deferred period, the amount payable will bear interest as required by law.

Misstatement of Age or Sex. If the Age or sex of either of the Insureds is misstated, Lincoln Life will adjust all benefits to the amounts that would have been purchased for the correct Ages and sexes according to the basis specified in SCHEDULE 3.

Suicide. If the second of the Insureds to die commits suicide, while sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid, less (a) any Indebtedness against the policy and (b) the amount of any partial surrenders (i.e. withdrawals). If the second of the Insureds to die commits suicide, while sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the policy.

Incontestability. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the lifetime of each Insured for 2 years from its Date of Issue. This means that Lincoln Life will not use any misstatement in the application to challenge a claim or contest liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of each Insured.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be (a) limited for a period of 2 years from the date of reinstatement and (b) limited to material misrepresentations made in the reinstatement application.

Effect of Waiver of Provisions. If, at some time, Lincoln Life chooses not to enforce a policy provision, it still retains the right to enforce that provision at any other time. To be effective, a waiver of any terms of the policy must be In Writing and signed by a person authorized by Lincoln Life to waive such terms.

Annual Report. Lincoln Life will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current Death Benefit Proceeds,
(b) the current policy values, (c) premiums paid and all deductions made since the last report, and (d) outstanding policy loans.


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Projection of Benefits and Values. Lincoln Life will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, if any.

Change of Plan. This policy may be exchanged for another policy only if Lincoln Life consents to the exchange and all requirements for the exchange, as determined by Lincoln Life, are met.

However, the Owner may exchange the policy for separate single life policies on each of the Insureds under any of the following circumstances:

(1) a change in the Internal Revenue Code (IRC) that would result in a less favorable tax treatment of the Insurance provided under this policy,

(2)  the Insureds are legally divorced while this policy is in force, or

(3)  the Insureds' business is legally dissolved while the policy is in force.

Such policy split is subject to all of the following conditions:

(1) both Insureds are alive and the policy is in force at the time of the change in circumstances noted above,

(2)  evidence of insurability satisfactory to Lincoln Life is furnished, unless
     (a) the exchange is applied for within 12 months of the enactment of the change in the IRC, or (b) the exchange is applied for within 24 months of the date of legal divorce with the split to become effective after 24 months following the date of legal divorce,

(3) the amount of insurance of each new policy is not larger than one half of the amount of insurance then in force under this policy, and

(4)  any other requirements as determined by Lincoln Life are met.

The new policy will not take effect until the date all such requirements are met. The premium for each new policy is determined according to Lincoln Life's rates then in effect for that policy based on each Insured's then Age, sex and underwriting class, if available. If either Insured's underwriting class is not available on a single-life basis, the new policy for that Insured cannot be issued unless satisfactory evidence of insurability is provided for an underwriting class that is available.

Policy Changes - Applicable Law. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, Lincoln Life reserves the right to return any premium payments or refuse a decrease in Specified Amount that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by Lincoln Life. Further, Lincoln Life reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.


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                   The Lincoln National Life Insurance Company

  Flexible Premium Variable Life Insurance Policy On the Lives of Two Insureds
             Non-Participating Variable life insurance payable upon
                       death of the second Insured to die.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
        Flexible premiums payable to when the younger Insured reaches or would have reached Age 100 or
          the death of the second Insured to die, whichever is earlier.
                Investment results reflected in policy benefits.
          Premium Payments and Supplementary Coverages as shown in the
                             Policy Specifications.


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